Exhibit 99.1

CorMedix Doses First Patient in Phase II Clinical Trial of CRMD-001

Bridgewater, New Jersey, June 25, 2010 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of Cardiorenal disease, today announced dosing of the first patient with CRMD-001 (a proprietary formulation of deferiprone) in a randomized, double-blind, placebo-controlled clinical trial.  This Phase II proof-of-concept study is for the prevention of contrast-induced acute kidney injury in approximately 60 high-risk patients with chronic kidney disease (CKD) and additional risk factors, who are undergoing coronary angiography with the intent of adjunctive percutaneous coronary intervention (PCI).  This study is currently being conducted at two study centers in the United States:  Providence Hospital and Medical Center in Southfield, MI and Northern Michigan Regional Hospital in Petoskey, MI.

The primary objective of this trial is to assess the impact of the oral iron chelator, CRMD-001 on sensitive biomarkers of contrast-induced acute kidney injury in this high-risk patient population with CKD.  In addition, the study will assess the safety and tolerability of CRMD-001 for short-term use.  Patients will be randomized to receive either CRMD-001 or placebo, and they will be dosed orally for 8 days, starting immediately prior to coronary angiography.  Biomarker, safety and clinical endpoints will be assessed through 90 days.

“There may be a significant opportunity for CRMD-001 to fulfill the unmet medical need of preventing contrast-induced nephropathy in high-risk patients, and we look forward to generating compelling clinical data,” stated Peter A. McCullough, MD, MPH, Principal Investigator of the study.

“The collective evidence for the role of labile iron in kidney and heart diseases is quite overwhelming.  Based upon deferiprone’s well-characterized efficacy in reducing excess labile iron, we believe it will provide protection against contrast-induced acute kidney injury and associated cardiovascular complications,” commented Sudhir V. Shah, MD, FACP, member of CorMedix’s scientific advisory board.

About Contrast-induced Acute Kidney Injury

Contrast-induced nephropathy (acute kidney injury), or CIN, is a common and potentially serious complication arising from the use of iodinated contrast media.  CIN is most commonly defined as a new onset or exacerbation of renal dysfunction after contrast administration without other identifiable causes. It is the third most common cause of hospital-acquired renal insufficiency after low blood pressure and major surgery.  It is associated with increased mortality, cardiovascular complications (myocardial infarction, stroke, heart failure, etc.),  increased dialysis, permanent kidney damage, and delayed discharge/re-hospitalization.

About CRMD-001

CRMD-001 is CorMedix’s formulation of deferiprone, an oral iron chelator that has well-documented efficacy and safety in iron-overload disorders.  Deferiprone is currently available in more than 50 countries (ex-U.S.) for other indications, including Thalassemia Major.  The current Phase II proof-of-concept study is the first to evaluate the efficacy and safety of CRMD-001 in cardiorenal disorders.  The prevention of contrast-induced acute kidney disease in this targeted high-risk group is an orphan-sized population.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD-003 (Neutrolin®) for the prevention of central venous catheter infection and clotting in hemodialysis; and CRMD-001 (a proprietary formulation of deferiprone) for the prevention of contrast-induced nephropathy in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Alan Roemer
Investor Relations
The Trout Group
646-378-2945